Exhibit 8.1

[WLRK FORM OF ACCURACY OPINION]

                 , 2005

Lazard Ltd

Clarendon House

2 Church Street

Hamilton HM 11, Bermuda

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-1 (as amended through the date hereof, the “Registration Statement”) of Lazard Ltd, a Bermuda company (“Lazard”), and Lazard Group Finance LLC, a Delaware limited liability company (“Lazard Finance”), filed with the Securities and Exchange Commission for the purpose of selling                              (including exercise of the underwriters’                      over-allotment option)             % Equity Security Units (the “Units”), each of which will initially consist of (i) a purchase contract under which the holder agrees to purchase, for $25, shares of Class A common stock of Lazard on                     , 2008 and (ii) a 1/40, or 2.5%, ownership interest in a senior note of Lazard Finance, each with a principal amount of $1000.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSIDERATIONS” (other than the discussion set forth in the sections entitled “MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSIDERATIONS—Tax Status of Lazard Ltd and Its Subsidiaries—Bermuda” and “MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSIDERATIONS—Taxation of Lazard Ltd’s Stockholders—Bermuda”) in the Registration Statement. Subject to the limitations and qualifications set forth therein, such discussion, insofar as it expresses conclusions as to the application of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the ownership of Units.

In addition, we are of the opinion that Lazard will be treated as a partnership and not as a corporation for United States federal income tax purposes. In rendering this opinion, we

Lazard Ltd

             , 2005

have relied, with the consent of Lazard, upon the truth, correctness and completeness of the factual statements and representations (which factual statements and representations we have neither investigated nor verified) contained in the officer’s certificate of Lazard dated the date hereof, and have assumed that where such factual statements and representations express the expectations of Lazard as to a future state of facts, the actual state of facts will be consistent at all times with the state of facts expected by Lazard. We have also relied upon the Registration Statement and the prospectus contained therein, and have assumed that Lazard will conduct its affairs in the manner described therein. We have also relied, with the consent of Conyers Dill & Pearman, Bermuda (“Conyers Dill”), upon the opinion of Conyers Dill as to matters of Bermuda law filed as an exhibit to the Registration Statement, and have assumed the accuracy of the conclusions expressed therein.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,